Exhibit Number 10.17
COLLATERAL ASSIGNMENT OF
PROPERTY MANAGEMENT CONTRACT

THIS ASSIGNMENT is given by DECADE COMPANIES INCOME PROPERTIES, A
LIMITED
PARTNERSHIP ("Borrower"), to ASSOCIATED BANK MILWAUKEE ("Lender").

RECITALS

A. Borrower has executed and delivered to Lender a Mortgage Note dated the date of this Assignment and payable to the order of Lender in the stated principal amount of $9,150,000 (the "Note").

B. Borrower has executed and delivered to Lender a Mortgage, Security Agreement and Fixture Financing Statement (the "Mortgage") and other documents that secure or provide evidence for the mortgage loan evidenced by the Note, all dated as of the date of this Assignment (such documents being, collectively, with the Note and the Mortgage, the "Loan Documents").

C. Borrower owns the real estate described in the Mortgage (the "Premises").

D. As further security, Lender requires the assignment of the rights of Borrower described below.

AGREEMENTS
FOR VALUE RECEIVED, the receipt and sufficiency of which Borrower acknowledges, Borrower assigns, transfers and sets over to Lender all of its right, title and interest in and to that certain Property Management Contract by and between Borrower and Decade Properties, Inc. ("Manager") dated January 17, 1989 (the "Contract"), on and subject to the following terms and conditions:

1. Present Assignment. This Assignment constitutes a perfect, present and absolute assignment, provided Borrower may continue to receive and exercise all of the rights, benefits and privileges under the Contract so long as Borrower is not in default under the Loan Documents or this Assignment, after written notice and the expiration of any applicable cure period ("Event of Default").

2. Remedies. On the occurrence of an Event of Default under the Loan Documents or this Assignment, Lender may, at its option, on notice to Borrower and to Manager, exercise its rights under this Assignment and will have the right (but under no circumstances will be obligated) to take, in its name or in the name of Borrower or otherwise, such action as Lender may at any time or from time to time reasonably determine to be necessary to cure any default of Borrower under the Contract. Borrower irrevocably constitutes and appoints Lender as its true and lawful attorney-in-fact, in Borrower's name or in Lender's name, or otherwise, to enforce all rights of Borrower under the Contract, and such power, being coupled with an interest, is irrevocable.
This Assignment will constitute a direction to and full authority to Manager to act at Lender's direction and otherwise perform on Lender's behalf under the Contract, without proof of the default on which Lender relies. Borrower acknowledges and agrees that Manager is irrevocably authorized and directed to rely on and to comply with any request, notice or demand made by Lender with respect to the Contract, and to perform any undertaking under the contract and that the Manager will have no right or duty to inquire as to whether any Event of Default under the Loan Documents has actually occurred or is then existing. This Assignment will not constitute an assumption by Lender of any of the obligations of Borrower under the Contract unless and until Lender exercises its rights under this Assignment, but then only for the period Manager is retained to manage the Premises. Notwithstanding the foregoing, Borrower will continue to be primarily liable for all obligations under the Contract. Lender may remove Manager at any time after a default under any of the Loan Documents and expiration of any applicable cure period instead of assuming the Contract in full for the duration of the term of the Contract.
3. Borrower Holds Lender Harmless. Borrower will protect, defend, indemnify and hold Lender harmless from and against any and all loss, cost, liability or expense (including, but not limited to, reasonable attorneys, fees and expenses) resulting from any failure of Borrower to comply with each of the covenants, agreements and obligations of Borrower contained in the Contract, or resulting from Lender's exercise of its rights under this Assignment, except for Lender's failure to act as a reasonable lender.

4. Assignment of Permits. Borrower further assigns all of its right, title and interest in and to any and all permits, licenses, approvals, certificates and consents issued by any governmental or private authority or agency which relate to the Premises prior to, on or after the date of this Assignment, naming Borrower or in which Borrower has an interest, and all of Borrower's right, title and interest in and to any subcontracts or agreements for services, labor or materials pertaining to the Premises, and all claims and rights with respect to non-performance or breach of such contracts and agreements.

5. Representations of Borrower. Borrower represents and warrants that Borrower has full right, power and authority to make this Assignment, that the Contract is valid and in full force and effect, that no defaults, rights of setoff or claims for additional payments exist under the contract, and no event has occurred which, with notice or lapse of time or both, would constitute a default or give rise to a claim under the contract. Borrower covenants to make all required payments and otherwise perform its obligations under the Contract, to give immediate notice to Lender of any notice of default served on Borrower with respect to its obligations under the Contract, and, at the sole cost and expense of Borrower, to enforce or secure the performance of each and every obligation to be kept or performed under the Contract. Borrower represents and warrants that all necessary consents to this Assignment have been obtained, and that neither this Assignment nor the exercise by Lender of any of its rights under this Assignment will constitute a default or breach under the terms of the Contract. Borrower also covenants that Borrower will not change or amend the Contract other than in the ordinary course of business, tender or accept a surrender or cancellation of the Contract, or further assign or encumber Borrower's interest under the Contract, without the prior written consent of Lender. Further, Borrower covenants that, if Borrower enters into a future property management contract (whether with Manager or another property manager), it will provide for the collateral assignment of such contract to Lender in accordance with the provisions of an assignment document reasonably approved by Lender, and any property management contract between Borrower and any of Borrower's affiliates (including the Contract if Manager is an affiliate) will at all times provide for the right of cancellation in the event of a default under any of the Loan Documents and expiration of any applicable cure period.

6. Binding Effect. This Assignment and the agreements and undertakings of Borrower under this Assignment will bind Borrower and its successors and assigns and will inure to the benefit of Lender and its successors and assigns and any purchaser of the Premises.

7. Further Assurances. Borrower agrees to make, execute and deliver all further or additional instruments as may be reasonably necessary to satisfy the intents and purposes of this Assignment and to perfect the assignment made in this Assignment.

Dated September 30, 1998.

BORROWER:

DECADE COMPANIES INCOME PROPERTIES, A LIMITED PARTNERSHIP

By:    Decade Companies, a Wisconsin general partnership,
       General Partner

By:    /s/ Jeffrey Keierleber
      Jeffrey Keierleber, General Partner

By:   Decade 80, Inc., a Wisconsin corporation, General Partner

By:   /s/ Jeffrey Keierleber
      Jeffrey Keierleber, President

CONSENT OF MANAGER

Manager (1) consents to this Assignment; (2) certifies that no event of default on the part of Borrower or Manager has occurred or would occur on the giving of notice or the passage of time under the Contract; (3) certifies that Manager has no claims or right of offset against Borrower; and (4) agrees to be bound by the terms of the Assignment and this Consent. Manager further acknowledges that the Contract does not constitute a lien on or interest in the Premises, and Lender may remove Manager from its position as property manager of the Premises in the event of a default under any of the Loan Documents and expiration of any applicable cure period.

Dated September 30, 1998.

MANAGER:

DECADE PROPERTIES, INC.

By: /s/ Jeffrey Keierleber
    Jeffrey Keierleber, President